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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 14, 1999, which appears in MacDermid, Incorporated's Annual Report on Form 10-K for the year ended March 31, 1999. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 20, 1999 appearing on page 2 of the Annual Report of the MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan on Form 11-K for the year ended 3/31/99 and of our report dated August 20, 1999 appearing on page 2 of the Annual Report of the MacDermid Equipment 401(k) Plan on Form 11-K for the year ended 3/31/99.



/s/ KPMG LLP


Boston, Massachusetts
October 15, 1999